LSB Industries, Inc. Completes Private Placement

Monday March 31

OKLAHOMA CITY -- LSB Industries, Inc. (OTC Bulletin Board: ; the "Company") announced today that it completed a transaction with Jayhawk Institutional Partners, L.P., in which Jayhawk purchased from the Company, in a private placement transaction, 450,000 shares of the Company's common stock and a five year warrant to purchase up to 112,500 shares of the Company's common stock, subject to anti-dilution adjustments under certain conditions. The total price paid by Jayhawk to the Company for the shares of common stock and the warrant was $1,570,500. The average closing price of the Company's common stock over the 30 day period prior to the transaction was $3.49. If Jayhawk exercises the warrant, the warrant price per share of common stock so purchased would be $3.49 a share. Jayhawk has certain registration rights.

Prior to the completion of this transaction and based on information provided to the Company by Jayhawk, Jayhawk and its affiliates beneficially owned 798,500 shares of the Company's common stock and 323,650 shares of the Company's $3.25 convertible exchangeable class C preferred stock ("$3.25 Preferred"). The shares of $3.25 Preferred beneficially owned by Jayhawk and its affiliates are convertible into 1,401,081 shares of the Company's common stock.

Immediately prior to the closing of this transaction, the Company had issued and outstanding 11,970,688 shares of common stock and 623,550 shares of $3.25 Preferred.

LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB's principal business activities consist of the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the manufacture and sale of commercial and residential climate control products, the provision of specialized engineering services, and other activities.